UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 24, 2019

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom
W6 8BS
(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600
(Registrant’s telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Class A ordinary shares	LBTYA	Nasdaq Global Select Market
Class B ordinary shares	LBTYB	Nasdaq Global Select Market
Class C ordinary shares	LBTYK	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Telenet International Finance S.à r.l. (“Telenet International Finance”) as borrower and Telenet Financing USD LLC, Telenet BVBA, Telenet Group NV/SA and Telenet International Finance as guarantors, entered into the financing described below by way of an additional facility to be drawn under the credit agreement originally dated August 1, 2007, as amended from time to time (the “Credit Agreement”). Telenet International Finance is a direct wholly-owned subsidiary of Telenet BVBA, Telenet BVBA is a direct wholly-owned subsidiary (other than approximately 0.01% of the share capital of Telenet BVBA held by Telenet International Finance) of Telenet Group NV/SA, Telenet Group NV/SA and Telenet Financing USD LLC are each direct wholly-owned subsidiaries (other than approximately 0.01% of the share capital of Telenet Group NV/SA held by Telenet International Finance) of Telenet Group Holding NV/SA, and Telenet Group Holding NV/SA is an indirect majority-owned subsidiary of Liberty Global plc.

On May 24, 2019, Telenet International Finance, Telenet Financing USD LLC, Telenet BVBA, Telenet Group NV/SA and The Bank of Nova Scotia as facility agent, among others, entered into a €60.0 million ($67.2 million at the May 24, 2019 exchange rate) additional facility accession agreement (the “Additional Facility AP Accession Agreement”) pursuant to the Credit Agreement. Under the terms of the Additional Facility AP Accession Agreement, certain lenders have provided a €60.0 million revolving credit facility (the “Revolving Loan AP Facility”, and each utilisation thereunder a “Revolving Loan AP Facility Loan”) to Telenet International Finance. The Additional Facility AP Accession Agreement took effect on and from the Effective Date (as defined in the Additional Facility AP Accession Agreement) as a Telenet Additional Facility under and as defined in the Credit Agreement.

Under the terms of the Additional Facility AP Accession Agreement, each Revolving Loan AP Facility Loan is to be issued at par. The final maturity date for the Revolving Loan AP Facility is December 31, 2021. The Revolving Loan AP Facility bears interest at a rate of EURIBOR plus 2.25% per annum subject to a EURIBOR floor of 0%. The Revolving Loan AP Facility can be utilized by Telenet International Finance for general corporate purposes and/or working capital purposes, including without limitation, the redemption, refinancing, repayment or prepayment of existing indebtedness of any member of the Group (as defined in the Credit Agreement) and the payment of any fees and expenses in connection with the Revolving Loan AP Facility or other transactions related thereto.

The Additional Facility AP Accession Agreement provides that the lenders under the Revolving Loan AP Facility consent to the amendments to the covenants and other provisions of the Credit Agreement and the Finance Documents (as defined in the Credit Agreement) outlined in the Additional Facility AP Accession Agreement (including in the schedules thereto). Once the consent of the requisite lenders is obtained under the Credit Agreement, such amendments may be implemented at the election of Telenet BVBA.

The foregoing descriptions of the Revolving Loan AP Facility and the transactions contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the Additional Facility AP Accession Agreement, a copy of which is attached hereto as Exhibit 4.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Name

4.1
Additional Facility AP Accession Agreement dated May 24, 2019 and entered into between, among others, Telenet International Finance S.à r.l. as the Borrower, the Guarantors listed therein and The Bank of Nova Scotia as the Facility Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: May 30, 2019